Exhibit 99.1

N E W S  R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO
Telephone: (301) 352-3120
Website: www.twsb.com

WSB Holdings, Inc. Announces Completion of Holding Company Formation,

Three Month Earnings and Dividend

BOWIE, MD — January 28, 2008 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., today announced results of operations for the Bank for the calendar quarter ending December 31, 2007.  WSB Holdings became the holding company of the Bank as of January 3, 2008, and hereafter will report financial results on a calendar year basis (unlike the Bank’s previous fiscal year).  Accordingly, results of operations and other financial data for periods prior to January 3, 2008 are for the Bank, and thereafter are for WSB Holdings on a consolidated basis.

WSB reports net income of $252,000 or $0.03 per basic share and $0.03 per diluted share for the three months ended December 31, 2007, a 54% decrease compared to net earnings of $548,000 or $0.07 per basic share and $0.07 per diluted share for the same period in 2006.

              WSB also announced that a four-cent per share cash dividend will be paid on February 21, 2008 to stockholders of record as of February 11, 2008.

The decrease in net income for the three month period reflects the general slowdown of the residential real estate market and the related decline in mortgage loan originations and the continuing reduction in the Bank’s concentration in higher-yielding construction loans. WSB has seen a reduction in its construction loan portfolio by approximately 52% compared to December 31, 2006. The overall reduction in WSB’s loan production has resulted in a 14% decrease in net interest income which offsets the 11% increase in non-interest income, compared to the same three month period last year. The decrease in net-interest income is primarily the result of a decrease in the yield on earning assets and an increase in interest expense on borrowings.   The increase in non-interest income is primarily the result of proceeds from the bank owned life insurance and the gain on sale of real estate held for development offsetting the decrease in loan related fees and gains on the sale of loans in the secondary market.

Non-interest expenses decreased 12% primarily as a result of a decrease in salaries and benefits and professional services offsetting the increase in other expenses. The decrease in salaries and benefits is the result of the reduced loan production on loans sold in the secondary market and the commissions associated with these loans. Professional services decreased because the prior year included expenses associated with recruiting lending personnel.  Other expenses increased primarily as a result of increased expenses associated with loan foreclosures and stock related expenses associated with the formation of the new holding company.

WSB’s December 31, 2007 total assets decreased slightly, 0.3% to $453,436,000 compared to December 31, 2006.  Book value per share increased 2% to $8.41 over last year’s December 31st level of $8.25.

As previously discussed, management continues to seek more diversity in its loan portfolio and has established commercial business and commercial real estate lending departments staffed with experienced lenders in an effort to significantly expand its nonresidential loan portfolio. This has resulted in an increase in the portfolios of commercial business and commercial real estate of $31 million during the calendar quarter. WSB expects to see the results of its investment in loans to commercial business and commercial real estate to commercial borrowers to continue in 2008. To expand its commercial customer deposit base, the Bank implemented remote deposit capture services for commercial customers. This service complements the Bank’s PC Banking platform and allows us a commercially viable means to serve the depository needs of businesses beyond our branch network. The expansion of its commercial base is significant to the profitability of the Bank in that commercial customers provide lower cost deposit funding, with commercial loan borrowings structures that reprice to interest rate changes under terms that are favorable to the Bank. This change is particularly important given the current state of the residential housing markets and the Bank’s prior reliance on residential construction and mortgage origination.

Washington Savings Bank, F.S.B. Annual Meeting of Stockholders was held on December 19, 2007.  Security holders approved the re-election of Directors William J. Harnett and Kevin P. Huffman, each for a three year term and approved the reorganization in which the Bank became a wholly owned subsidiary of WSB Holdings, Inc.   The Bank’s shareholders became shareholders of the new holding company, and the holding company became the Bank’s parent company. The Bank will continue to exist as a federally chartered savings bank and be managed by its current board of directors and officers.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $453 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2007	2006	% Change
Interest Income	$6,848,000	$7,106,000	(4)%
Interest Expense	$3,913,000	$3,713,000	5%
Net Interest Income	$2,926,000	$3,393,000	(14)%
Non-Interest Income	$884,000	$796,000	11%
Non-Interest Expenses	$3,287,000	$3,748,000	(12)%
Provision for Loan Losses	$200,000	$(300,000)	(167)%
Net Earnings	$252,000	$548,000	(54)%
Basic Earnings Per Share	$0.03	$0.07	(57)%
Diluted Earnings Per Share	$0.03	$0.07	(57)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,591,689	7,451,534	2%
Average Diluted Shares Outstanding	8,025,447	8,132,745	(1)%

	As of December 31,
	2007	2006	% Change
Total Assets	$453,436,000	$454,893,000	(0)%
Non-Accrual Loans	$11,554,000	$8,858,000	30%
Accruing Loans More than 4 Months Past Due	$0	$1,168,000	(100)%
Non-Performing Loans	$11,554,000	$10,026,000	15%
Non-Performing Assets	$12,587,000	$12,066,000	4%
Total Loans Held-For-Investment	$227,579,000	$206,221,000	10%
Deposits and Borrowings	$387,373,000	$390,703,000	(1)%
Total Stockholders’ Equity	$63,911,000	$61,559,000	4%
Book Value Per Share	$8.41	$8.25	2%
Return on Average Assets	0.27%	0.70%	(61)%
Return on Average Equity	1.86%	5.09%	(63)%
Efficiency Ratio	86.5	79.0	9%

Forward-Looking Statements

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release. In addition to expectations, assessments, and risks described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the OTS, the Bank’s future results and prospects may be dependent upon a number of other factors that could cause the Bank’s performance to compare unfavorably to prior periods.